Exhibit 23.4
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Grey Wolf, Inc.:
We consent to the use of our reports dated February 28, 2008, with respect to the consolidated balance sheets of Grey Wolf, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007, and related financial statement schedule and the effectiveness of internal control over financial reporting as of December 31, 2007, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the proxy statement/prospectus.
Our report on the consolidated financial statements referred to above refers to a change in the methods of accounting for uncertainty in income taxes as of January 1, 2007 and accounting for stock-based compensation plans as of January 1, 2006.
/s/ KPMG LLP
Houston, Texas
October 24, 2008